Exhibit 4.3

SENIOR DEBT SECURITIES GUARANTEE AGREEMENT

between

ALLIED WORLD ASSURANCE COMPANY HOLDINGS, AG,

as Guarantor,

and

THE BANK OF NEW YORK MELLON,

as Guarantee Trustee

dated as of

October 29, 2015

i

ii

SENIOR DEBT SECURITIES GUARANTEE AGREEMENT

This SENIOR DEBT SECURITIES GUARANTEE AGREEMENT (this “Guarantee Agreement” or this “Guarantee”), dated as of October 29, 2015, is executed and delivered by ALLIED WORLD ASSURANCE COMPANY HOLDINGS, AG, a Swiss company (the “Guarantor”), having its principal executive offices at Lindenstrasse 8, 6340 Baar, Zug, Switzerland, and THE BANK OF NEW YORK MELLON, a New York banking corporation (“BNY Mellon”), not in its individual capacity but solely as the Guarantee trustee (the “Guarantee Trustee”), having its Corporate Trust Office located at 101 Barclay Street, Floor 7 East, New York, New York 10286, for the benefit of the Holders (as defined herein) from time to time of the Senior Notes (as defined herein) issued by Allied World Assurance Holdings, Ltd., a Bermuda exempted company (the “Issuer”).

WHEREAS, pursuant to the Senior Indenture, dated as of October 29, 2015 (the “Original Indenture”), as supplemented by the First Supplemental Indenture (the “Supplemental Indenture”), dated as of October 29, 2015 (together with the Original Indenture, the “Indenture”), each among the Issuer, the Guarantor and BNY Mellon, as trustee thereunder (in such capacity, the “Trustee”), the Issuer is issuing $500,000,000 aggregate principal amount of its 4.35% Senior Notes due 2025 (the “Senior Notes”).

WHEREAS, as incentive for the Holders (as defined in the Indenture) of the Senior Notes to purchase such Senior Notes, the Guarantor desires irrevocably and unconditionally, to guarantee the obligations of the Issuer under the Indenture pursuant to, as provided by and in connection with the Indenture (including Section 15.1 thereto).

NOW, THEREFORE, in consideration of the purchase by the Holders of the Senior Notes, which purchase the Guarantor hereby agrees shall benefit the Guarantor, the Guarantor executes and delivers this Guarantee Agreement for the benefit of such Holders.

ARTICLE I

DEFINITIONS

SECTION 1.1  Definitions

As used in this Guarantee Agreement, the terms set forth below shall, unless the context otherwise requires, have the following meanings.  Capitalized terms used herein without definition shall have the respective meanings assigned to such terms in the Indenture as in effect on the date hereof.

“Additional Amounts” means any additional amounts which are required hereby or by the terms of the Senior Notes, under circumstances specified herein or therein, to be paid by the Guarantor in respect of certain taxes, assessments or other governmental charges imposed on Holders of Senior Notes specified herein and therein and which are owing to such Holders.

“Affiliate” of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person; provided, however, that an Affiliate of the Guarantor shall not be deemed to include the

Issuer.  For the purpose of this definition, “control” when used with respect to any specified Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms “controlling” and “controlled” have meanings correlative to the foregoing.

“Authorized Officer” means, when used with respect to any Person, the Chairman of the Board of Directors, a Vice Chairman, the President, the Vice President, the Chief Financial Officer, the Treasurer, an Assistant Treasurer, the Chief Investment Officer, the Chief Accounting Officer, the General Counsel, the Secretary or an Assistant Secretary, of such Person.

“Event of Default” means a default by the Guarantor on any of its payment or other obligations under this Guarantee Agreement; provided, however, that, except with respect to a payment default, the Guarantor shall have received notice of default and shall not have cured such default within 90 days after receipt of such notice.

“Guarantee Trustee” means BNY Mellon, not in its individual capacity but solely as Guarantee Trustee, until a Successor Guarantee Trustee has been appointed and has accepted such appointment pursuant to the terms of this Guarantee Agreement and thereafter means each such Successor Guarantee Trustee.

“Guarantor Board Resolution” means a copy of one or more resolutions, certified by the Secretary or an Assistant Secretary of the Guarantor to have been duly adopted by the Board of Directors of the Guarantor and to be in full force and effect on the date of such certification.

“Indenture” has the meaning set forth in the preamble hereto.

“List of Holders” has the meaning specified in Section 2.2(a).

“Officers’ Certificate” means, with respect to any Person, a certificate signed by two Authorized Officers of such Person, at least one of which is a principal executive, principal financial or principal accounting officer, and is delivered to the Guarantee Trustee.  Any Officers’ Certificate delivered with respect to compliance with a condition or covenant provided for in this Guarantee shall include:

(a)  a statement that each officer signing the Officers’ Certificate has read such covenant or condition and the definitions relating thereto;

(b)  a brief statement as to the nature and scope of the examination or investigation upon which the statements or opinions contained in such certificate are based;

(c)  a statement that, in the opinion of such officer, such officer has made such examination or investigation as is necessary to enable such officer to express an informed opinion as to whether or not such covenant or condition has been complied with; and

(d)  a statement as to whether or not, in the opinion of such officer, such condition or covenant has been complied with.

“Person” means a legal person, including any individual, corporation, estate, partnership, joint venture, association, joint stock company, limited liability company, trust, unincorporated association or government or any agency or political subdivision thereof, or any other entity of whatever nature.

“Responsible Officer” means, with respect to the Guarantee Trustee, any vice president, any assistant vice president, director, managing director, associate or any trust officer or any other officer of the Guarantee Trustee customarily performing functions similar to those performed by any of the above designated officers and also means, with respect to a particular corporate trust matter, any other officer to whom such matter is referred because of his or her knowledge of and familiarity with the particular subject, in each case who shall have responsibility for the administration of the Senior Indenture.

“Senior Notes” has the meaning set forth in the recitals hereto.

“Successor Guarantee Trustee” means a successor Guarantee Trustee possessing the qualifications to act as Guarantee Trustee under Section 4.1.

ARTICLE II

TRUST INDENTURE ACT

SECTION 2.1  Trust Indenture Act:  Application

(a)  This Guarantee Agreement is subject to the provisions of the Trust Indenture Act that are required to be part of this Guarantee Agreement and shall, to the extent applicable, be governed by such provisions.

(b)  If and to the extent that any provision of this Guarantee Agreement limits, qualifies or conflicts with the duties imposed by Sections 310 to 317, inclusive, of the Trust Indenture Act, such imposed duties shall control.

(c)  This Guarantee Agreement is being entered into pursuant to, as provided by and in connection with the Indenture (including Section 15.1 thereto), which has been qualified under the Trust Indenture Act.

SECTION 2.2  List of Holders

(a)  The Guarantor shall furnish or cause to be furnished to the Guarantee Trustee

(1)  semi-annually with respect to the Senior Notes not later than May 1 and November 1 of the year or upon such other dates as are set forth in or pursuant to the Board Resolution or the Supplemental Indenture in respect of the Senior Notes, a list, in each case in such form as the Guarantee Trustee may reasonably require, of the names and addresses of Holders as of the applicable date, and

(2)  at such other times as the Guarantee Trustee may request in writing, within 30 days after the receipt by the Guarantor of any such request, a list of similar form and content as of a date not more than 15 days prior to the time such list is furnished, provided, however, that so long as the Guarantor Trustee is the Security Registrar no such list shall be required to be furnished.

(b)  The Guarantee Trustee shall comply with its obligations under Section 312(b) of the Trust Indenture Act.

SECTION 2.3  Reports by the Guarantee Trustee

(1)  Within 60 days after May 15 of each year commencing with May 15, 2016, if required by Section 313(a) of the Trust Indenture Act, the Guarantee Trustee shall transmit, pursuant to Section 313(c) of the Trust Indenture Act, a brief report dated as of such May 15 with respect to any of the events specified in said Section 313(a) which may have occurred since the later of the immediately preceding May 15 and the date of this Guarantee.

(2)  The Guarantee Trustee shall transmit the reports required by Section 313(b) of the Trust Indenture Act at the times specified therein.

(3)  Reports pursuant to this Section shall be transmitted in the manner and to the Persons required by Sections 313(c) and 313(d) of the Trust Indenture Act.

SECTION 2.4  Evidence of Compliance with Conditions Precedent

The Guarantor shall provide to the Guarantee Trustee such evidence of compliance with such conditions precedent, if any, provided for in this Guarantee Agreement that relate to any of the matters set forth in Section 314(c) of the Trust Indenture Act.  Any certificate or opinion required to be given by an officer pursuant to Section 314(c)(1) may be given in the form of a Guarantor’s Officers’ Certificate.

SECTION 2.5  Events of Default; Waiver

The Holders of not less than a majority of the outstanding principal amount of the Senior Notes may, on behalf of all Holders of the Senior Notes, waive any past default affecting the Senior Notes and its consequences, except a default (i) in the payment of the principal of, any premium or interest on, or any Additional Amounts with respect to, the Senior Notes or any Coupons appertaining thereto or (ii) in respect of a covenant or provision of the Indenture which under Article 9 of the Indenture cannot be modified or amended without the consent of all Holders of the Senior Notes.  Upon such waiver, any such default shall cease to exist, and any Event of Default arising therefrom shall be deemed to have been cured, for every purpose of this Guarantee Agreement, but no such waiver shall extend to any subsequent or other default or impair any right consequent thereon.

SECTION 2.6  Event of Default; Notice

(a)  Within 90 days after the occurrence of any default hereunder with respect to the Senior Notes, the Guarantee Trustee shall transmit by mail to all Holders of Senior Notes entitled to receive reports pursuant to Section 7.3(3) of the Indenture, notice of such default hereunder actually known to a Responsible Officer of the Guarantee Trustee, unless such default shall have been cured or waived; provided, however, that, except in the case of a default in the payment of the principal of (or premium, if any), or interest, if any, on, or Additional Amounts or any sinking fund or purchase fund installment with respect to, any Senior Note, the Guarantee Trustee shall be protected in withholding such notice if and so long as the Guarantee Trustee in good faith determines that the withholding of such notice is in the best interest of the Holders of Senior Notes; and provided, further, that in the case of any default of the character specified in Section 5.1(4) or Section 5.1(5) of the Indenture with respect to the Senior Notes, no such notice to Holders shall be given until at least 60 days after the occurrence thereof. For the purpose of this Section, the term “default” means any event which is, or after notice or lapse of time or both would become, an Event of Default with respect to the Senior Notes.

(b)  The Guarantee Trustee shall not be deemed to have notice of any Default or Event of Default unless a Responsible Officer of the Guarantee Trustee has actual knowledge thereof or unless written notice of any event which is in fact such a default is received by the Guarantee Trustee at the Corporate Trust Office of the Guarantee Trustee, and such notice references the Senior Notes and this Guarantee.

SECTION 2.7  Conflicting Interests

The Indenture shall be deemed to be specifically described in this Guarantee Agreement for the purposes of clause (i) of the first proviso contained in Section 310(b) of the Trust Indenture Act.

ARTICLE III

POWERS, DUTIES AND RIGHTS OF GUARANTEE TRUSTEE

SECTION 3.1  Powers and Duties of the Guarantee Trustee

(a)  This Guarantee Agreement shall be held by the Guarantee Trustee for the benefit of the Holders of the Senior Notes, and the Guarantee Trustee shall not transfer this Guarantee Agreement to any Person except a Holder of a Senior Note exercising his or her rights pursuant to Section 5.4(iv) or to a Successor Guarantee Trustee on acceptance by such Successor Guarantee Trustee of its appointment to act as Successor Guarantee Trustee.  The right, title and interest of the Guarantee Trustee shall automatically vest in any Successor Guarantee Trustee, upon acceptance by such Successor Guarantee Trustee of its appointment hereunder, and such vesting and cessation of title shall be effective whether or not conveyancing documents have been executed and delivered pursuant to the appointment of such Successor Guarantee Trustee.

(b)  The Guarantee Trustee, before the occurrence of any Event of Default hereunder or under the Indenture affecting the Senior Notes and after the curing or waiver of all such Events of Default that may have occurred, shall undertake to perform only such duties as are specifically set forth in this Guarantee Agreement, and no implied covenants shall be read into this Guarantee

Agreement against the Guarantee Trustee.  In case an Event of Default has occurred hereunder or under the Indenture (that has not been cured or waived pursuant to Section 2.5), the Guarantee Trustee shall exercise such of the rights and powers vested in it by this Guarantee Agreement, and use the same degree of care and skill in its exercise thereof, as a prudent person would exercise or use under the circumstances in the conduct of his or her own affairs.

(c)  No provision of this Guarantee shall be construed to relieve the Guarantee Trustee from liability for its own negligent action, its negligent failure to act or its own bad faith or willful misconduct, except that:

(i)  prior to the occurrence of any Event of Default hereunder or under the Indenture affecting the Senior Notes and after the curing or waiving of any such Events of Default that may have occurred:

(A)  the Guarantee Trustee undertakes to perform such duties and only such duties as are specifically set forth in this Guarantee and no implied covenants or obligations shall be read into this Guarantee against the Guarantee Trustee, and

(B)  the Guarantee Trustee may conclusively rely, as to the truth of the statements and the correctness of the opinions expressed therein, upon certificates or opinions furnished to the Guarantee Trustee and conforming to the requirements of this Guarantee; but in the case of any such certificates or opinions which by any provision hereof are specifically required to be furnished to the Guarantee Trustee, the Guarantee Trustee shall be under a duty to examine the same to determine whether or not they conform to the requirements of this Indenture (but need not confirm or investigate the accuracy of mathematical calculations or other facts stated therein);

(ii)  the Guarantee Trustee shall not be liable for any action taken or error of judgment made in good faith by a Responsible Officer or Responsible Officers of the Guarantee Trustee, unless it shall be proved that the Guarantee Trustee was negligent, acted in bad faith or engaged in willful misconduct;

(iii)  the Guarantee Trustee shall not be liable with respect to any action taken, suffered or omitted to be taken by it in good faith in accordance with an Act of the Holders hereunder, and, to the extent not so provided herein, with respect to any act requiring the Guarantee Trustee to exercise its own discretion, relating to the time, method and place of conducting any proceeding for any remedy available to the Guarantee Trustee, or exercising any trust or power conferred upon the Guarantee Trustee, under this Guarantee or the Senior Notes, unless it shall be proved that, in connection with any such action taken, suffered or omitted or any such act, the Guarantee Trustee was negligent, acted in bad faith or engaged in willful misconduct; and

(iv)  except as expressly required by the terms of this Guarantee, none of the provisions of this Guarantee shall require the Guarantee Trustee to expend or risk its own funds or otherwise incur any liability, financial or otherwise, in the performance of any of its duties hereunder, or in the exercise of any of its rights or powers if it shall have reasonable grounds for believing that repayment of such funds or indemnity satisfactory to it against such risk or liability is not assured to it.

SECTION 3.2  Certain Rights of the Guarantee Trustee

Subject to the provisions of Section 3.1:

(i)  the Guarantee Trustee may conclusively rely and shall be fully protected in acting or refraining from acting upon any resolution, certificate, statement, instrument, opinion, report, notice, request, direction, consent, order, bond, debenture, note, coupon or other paper or document reasonably believed by it to be genuine and to have been signed or presented by the proper party or parties;

(ii)  any request or direction of the Guarantor mentioned herein shall be sufficiently evidenced by a Guarantor Request and any resolution of the Board of Directors of the Guarantor may be sufficiently evidenced by a Guarantor Board Resolution;

(iii)  whenever in the administration of this Guarantee the Guarantee Trustee shall deem it desirable that a matter be proved or established prior to taking, suffering or omitting any action hereunder, the Guarantee Trustee (unless other evidence shall be herein specifically prescribed) may, in the absence of bad faith on its part, rely upon an Officers’ Certificate;

(iv)  the Guarantee Trustee may consult with counsel of its selection and the advice of such counsel or any Opinion of Counsel shall be full and complete authorization and protection in respect of any action taken, suffered or omitted by it hereunder in good faith and in reliance thereon;

(v)  the Guarantee Trustee shall be under no obligation to exercise any of the rights or powers vested in it by or pursuant to this Guarantee at the request or direction of any of the Holders of Senior Notes pursuant to this Guarantee, unless such Holders shall have offered to the Guarantee Trustee such security or indemnity as is reasonably satisfactory to it against the costs, expenses and liabilities which might be incurred by it in compliance with such request or direction;

(vi)  the Guarantee Trustee shall not be bound to make any investigation into the facts or matters stated in any resolution, certificate, statement, instrument, opinion, report, notice, request, direction, consent, order, bond, debenture, coupon or other paper or document, but the Guarantee Trustee, in its discretion, may but shall not be obligated to make such further inquiry or investigation into such facts or matters as it may see fit, and, if the Guarantee Trustee shall determine to make such further inquiry or investigation, it shall be entitled to examine, during business hours and upon reasonable notice, the books, records and premises of the Guarantor, personally or by agent or attorney;

(vii)  the Guarantor Trustee may execute any of the trusts or powers hereunder or perform any duties hereunder either directly or by or through agents, attorneys, custodians or nominees and the Guarantor Trustee shall not be responsible for any misconduct or negligence on the part of any agent, attorney, custodian or nominee appointed with due care by it hereunder;

(viii)  the Guarantee Trustee shall not be liable for any action taken, suffered, or omitted to be taken by it in good faith and reasonably believed by it to be authorized or within the discretion or rights or powers conferred upon it by this Guarantee; and

(ix)  in no event shall the Guarantee Trustee be responsible or liable for special, indirect or consequential loss or damage of any kind whatsoever (including, but not limited to, loss of profit) irrespective of whether the Guarantee Trustee has been advised of the likelihood of such loss or damage and regardless of the form of action.

SECTION 3.3  Compensation and Reimbursement

The Guarantor agrees:

(1)  to pay to the Guarantee Trustee from time to time compensation for all services rendered by the Guarantee Trustee hereunder as agreed in writing between the Guarantor and the Guarantee Trustee (which compensation shall not be limited by any provision of law in regard to the compensation of a trustee of an express trust);

(2)  except as otherwise expressly provided herein, to reimburse the Guarantee Trustee upon its request for all reasonable expenses, disbursements and advances incurred or made by the Guarantee Trustee in accordance with any provision of this Guarantee or arising out of or in connection with the acceptance or administration of the trust or trusts hereunder (including the reasonable compensation and the expenses and disbursements of its agents and counsel), except any such expense, disbursement or advance as may be attributable to the Guarantee Trustee’s negligence, willful misconduct or bad faith; and

(3)  to indemnify the Guarantee Trustee and its agents, officers, directors and employees for, and to hold them harmless against, any loss, claim, damage, liability or expense incurred, arising out of or in connection with the acceptance or administration of the trust or trusts hereunder, including the costs and expenses of defending themselves against any claim or liability in connection with the exercise or performance of any of their powers or duties hereunder, except to the extent that any such loss, claim, damage, liability or expense was determined to have been caused by the Guarantee Trustee’s own negligence, willful misconduct or bad faith.

As security for the performance of the obligations of the Guarantor under this Section, the Guarantee Trustee shall have a lien prior to the Senior Notes upon all property and funds held or collected by the Guarantee Trustee as such, except funds held in trust for the payment of principal of, and premium or interest on or any Additional Amounts with respect to the Senior Notes.

To the extent permitted by law, any compensation or expense (including the charges and expenses of its counsel) incurred by the Guarantee Trustee after an Event of Default is intended to constitute an expense of administration under any then applicable bankruptcy or insolvency law. “Guarantee Trustee” for purposes of this Section 3.3 shall include any predecessor Guarantee Trustee but the negligence or bad faith of any Guarantee Trustee shall not affect the rights of any other Guarantee Trustee under this Section 3.3.

The provisions of this Section 3.3 shall survive the satisfaction and discharge of this Guarantee or the earlier resignation or removal of the Guarantee Trustee and shall apply with equal force and effect to the Guarantee Trustee in its capacity as Authenticating Agent, Paying Agent or Security Registrar.

ARTICLE IV

GUARANTEE TRUSTEE

SECTION 4.1  Guarantee Trustee; Eligibility

(a)  There shall at all times be a Guarantee Trustee hereunder that is a Corporation organized and doing business under the laws of the United States of America, any state thereof or the District of Columbia, that is eligible under Section 310(a)(1) of the Trust Indenture Act to act as trustee under an indenture qualified under the Trust Indenture Act and that has a combined capital and surplus (computed in accordance with Section 310(a)(2) of the Trust Indenture Act) of at least $50,000,000, and that is subject to supervision or examination by Federal or state authority. If at any time the Guaranteed Trustee shall cease to be eligible in accordance with the provisions of this Section, it shall resign immediately in the manner and with the effect hereinafter specified in this Article.

(b)  If the Guarantee Trustee has or shall acquire any “conflicting interest” within the meaning of Section 310(b) of the Trust Indenture Act, the Guarantee Trustee and Guarantor shall in all respects comply with the provisions of Section 310(b) of the Trust Indenture Act.

SECTION 4.2  Appointment, Removal and Resignation of Guarantee Trustees

(a)  No resignation or removal of the Guarantee Trustee and no appointment of a successor Guarantee Trustee pursuant to this Article shall become effective until the acceptance of appointment by the successor Guarantor Trustee in a written instrument executed by such Successor Guarantee Trustee and delivered to the Guarantor.

(b)  The Guarantee Trustee may resign at any time with respect to the Senior Notes by giving written notice thereof to the Guarantor. If the instrument of acceptance by a successor Guarantee Trustee shall not have been delivered to the Guarantee Trustee within 30 days after the giving of such notice of resignation, the resigning Guarantee Trustee may petition at the expense of the Guarantor any court of competent jurisdiction for the appointment of a successor Guarantee Trustee with respect to the Senior Notes.

(c)  The Guarantee Trustee may be removed at any time with respect to the Senior Notes by Act of the Holders of a majority in principal amount of the Outstanding Senior Notes,

delivered to the Guarantee Trustee and the Guarantor. If the instrument of acceptance by a successor Guarantee Trustee shall not have been delivered to the Guarantee Trustee within 30 days after such removal, the removed Guarantee Trustee may petition at the expense of the Guarantor any court of competent jurisdiction for the appointment of a successor Guarantee Trustee with respect to the Senior Notes.

ARTICLE V

GUARANTEE

SECTION 5.1  Guarantee

The Guarantor hereby irrevocably and unconditionally fully guarantees to each Holder the due and punctual payment of the principal of, any premium and interest on, and any Additional Amounts with respect to any Senior Note held by such Holder, when and as the same shall become due and payable, whether at maturity, by acceleration, redemption, repayment or otherwise, in accordance with the terms of such Senior Note and of the Indenture, regardless of any defense, right of setoff or counterclaim that the Issuer may have or assert.  The Guarantor further agrees that, as between the Guarantor, on the one hand, and the Holders of the Senior Notes and the Guarantee Trustee, on the other hand, the maturity of the Senior Notes guaranteed hereby may be accelerated as provided in Article 5 of the Indenture for the purposes of this Guarantee, notwithstanding any stay, injunction or other prohibition preventing such acceleration in respect of the Senior Notes guaranteed hereby.

SECTION 5.2  Waiver of Notice and Demand

The Guarantor hereby waives notice of acceptance of this Guarantee Agreement and of any liability to which it applies or may apply, presentment, demand for payment, any right to require a proceeding first against the Guarantee Trustee, the Issuer or any other Person before proceeding against the Guarantor, protest, notice of nonpayment, notice of dishonor, notice of redemption and all other notices and demands.

SECTION 5.3  Obligations Not Affected

The obligations, covenants, agreements and duties of the Guarantor under this Guarantee shall be as if it were a principal debtor, and not merely a surety, and shall in no way be affected or impaired by reason of the happening from time to time of any of the following:

(a)  the release or waiver, by operation of law or otherwise, of the performance or observance by the Issuer of any express or implied agreement, covenant, term or condition relating to the Senior Notes to be performed or observed by the Issuer;

(b)  any failure, omission, delay or lack of diligence on the part of or on behalf of the Holders of the Senior Notes to enforce, assert or exercise any right, privilege, power or remedy conferred on such Holders pursuant to the terms of the Senior Notes, or any action on the part of the Issuer granting indulgence or extension of any kind;

(c)  the voluntary or involuntary liquidation, dissolution, sale of any collateral,

receivership, insolvency, bankruptcy, assignment for the benefit of creditors, reorganization, arrangement, composition or readjustment of debt of, or other similar proceedings affecting, the Issuer or any of the assets of the Issuer;

(d)  any invalidity or unenforceability of, or defect or deficiency in, the Senior Notes; or

(e)  any other circumstance whatsoever that might otherwise constitute a legal or equitable discharge or defense of a guarantor, it being the intent of this Section 5.3 that the obligations of the Guarantor hereunder shall be absolute and unconditional under any and all circumstances.

There shall be no obligation of the Holders of the Senior Notes to give notice to, or obtain the consent of, the Guarantor with respect to the happening of any of the foregoing.

SECTION 5.4  Rights of Holders

The Guarantor expressly acknowledges that: (i) this Guarantee Agreement will be deposited with the Guarantee Trustee to be held for the benefit of the Holders of the Senior Notes; (ii) the Guarantee Trustee has the right to enforce this Guarantee Agreement on behalf of the Holders of the Senior Notes; (iii) the Holders of not less than a majority of the outstanding principal amount of the Senior Notes have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Guarantee Trustee in respect of this Guarantee Agreement or to direct the exercise of any trust or power conferred upon the Guarantee Trustee under this Guarantee Agreement; and (iv) any Holder of a Senior Note may, to the extent permitted by law, institute a legal proceeding directly against the Guarantor to enforce its rights under this Guarantee Agreement, without first instituting a legal proceeding against the Guarantee Trustee, the Issuer or any other Person.  The Guarantor waives any right or remedy to require that any action on this Guarantee Agreement be brought first against the Issuer or any other Person or entity before proceeding directly against the Guarantor.

SECTION 5.5  Guarantee of Payment and Reinstatement

This Guarantee creates a guarantee of payment and not of collection.  This Guarantee Agreement will not be discharged except by payment in full of all amounts (without duplication of amounts theretofore paid by the Issuer) owed under the Senior Notes.  This Guarantee shall continue to be effective or be reinstated, as the case may be, if at any time payment on any Senior Note, in whole or in part, is rescinded or must otherwise be restored to the Issuer or the Guarantor upon the bankruptcy, liquidation or reorganization of the Issuer or otherwise.

SECTION 5.6  Subrogation

The Guarantor shall be subrogated to all rights, if any, of the Holders of the Senior Notes against the Issuer in respect of any amounts paid to such Holders by the Guarantor under this Guarantee Agreement; provided, however, that the Guarantor shall not (except to the extent required by mandatory provisions of applicable law) be entitled to enforce or exercise any right that it may acquire by way of subrogation or any indemnity, reimbursement or other agreement, in all cases as a result of payment under this Guarantee Agreement, if, at the time of any such payment, any amounts are due and unpaid under this Guarantee Agreement.  If any amount shall be paid to the Guarantor in violation of the preceding sentence, the Guarantor agrees to hold such amount in trust for the Holders of the Senior Notes and to pay over such amount to such Holders.

SECTION 5.7  Independent Obligations

The Guarantor acknowledges that its obligations hereunder are independent of the obligations of the Issuer with respect to the Senior Notes, and that the Guarantor shall be liable as principal and as debtor hereunder to make all payments with respect to the Senior Notes pursuant to the terms of this Guarantee Agreement notwithstanding the occurrence of any event referred to in subsections (a) through (e), inclusive, of Section 5.3 hereof.

SECTION 5.8  Net Payments

All payments required to be made hereunder shall be made by the Guarantor without withholding or deduction at source for, or on account of, any present or future taxes, fees, duties, assessments or governmental charges of whatever nature imposed or levied by or on behalf of Switzerland or such other jurisdiction in which the Guarantor (or any of its successors under the Guarantee Agreement) may be organized (each, a “taxing jurisdiction”) or any political subdivision or taxing authority thereof or therein, unless such taxes, fees, duties, assessments or governmental charges are required to be withheld or deducted by (i) the laws (or any regulations or ruling promulgated thereunder) of a taxing jurisdiction or any political subdivision or taxing authority thereof or therein or (ii) an official position regarding the application, administration, interpretation or enforcement of any such laws, regulations or rulings (including, without limitation, a holding by a court of competent jurisdiction or by a taxing authority in a taxing jurisdiction or any political subdivision thereof).  If a withholding or deduction at source is required, the Guarantor shall, subject to certain limitations and exceptions set forth below, pay to the Holder of any Senior Note such Additional Amounts as may be necessary so that every guarantee payment made to such Holder, after such withholding or deduction, shall not be less than the amount provided for in the Indenture and this Guarantee Agreement to be then due and payable; provided, however, that the Guarantor shall not be required to make payment of such Additional Amounts for or on account of:

(1)  any tax, fee, duty, assessment or governmental charge of whatever nature which would not have been imposed but for the fact that such Holder:  (A) was a resident, domiciliary or national of, or engaged in business or maintained a permanent establishment or was physically present in, the relevant taxing jurisdiction or any political subdivision thereof or otherwise had some connection with the relevant taxing jurisdiction other than by reason of the mere ownership of, or receipt of payment under, such Senior Note; (B) presented such Senior Note for payment in the relevant taxing jurisdiction or any political subdivision thereof, unless such Senior Note could not have been presented for payment elsewhere; or (C) presented such Senior Note more than thirty (30) days after the date on which the payment in respect of such Senior Note first became due and payable or provided for, whichever is later, except to the extent that the Holder would have been entitled to such Additional Amounts if it had presented such Senior Note for payment on any day within such period of thirty (30) days;

(2)  any estate, inheritance, gift, sale, transfer, personal property or similar tax, assessment or other governmental charge;

(3)  any tax, assessment or other governmental charge that is imposed or withheld by reason of the failure by the Holder or the beneficial owner of such Senior Note to comply with any reasonable request by the Issuer addressed to the Holder within 90 days of such request (A) to provide information concerning the nationality, residence or identity of the Holder or such beneficial owner or (B) to make any declaration or other similar claim or satisfy any information or reporting requirement, which, in the case of (A) or (B), is required or imposed by statute, treaty, regulation or administrative practice of the relevant taxing jurisdiction or any political subdivision thereof as a precondition to exemption from all or part of such tax, assessment or other governmental charge; or

(4)  any combination of items (1), (2) and (3);

nor shall Additional Amounts be paid with respect to any guarantee payment to any Holder of a Senior Note who is a fiduciary or partnership or other than the sole beneficial owner of the related Senior Note, but only to the extent such payment would be required by the laws of the relevant taxing jurisdiction (or any political subdivision or relevant taxing authority thereof or therein) to be included in the income for tax purposes of a beneficiary or partner or settlor with respect to such fiduciary or a member of such partnership or a beneficial owner who would not have been entitled to such Additional Amounts had it been the Holder of such Senior Note.

ARTICLE VI

RANKING

SECTION 6.1  Ranking

The obligation of the Guarantor under this Guarantee will constitute a direct, unsecured and unsubordinated obligation of the Guarantor and will rank equally in right of payment with the Guarantor’s obligations under its guarantees of (i) the Issuer’s 7.5% Senior Notes due 2016 issued pursuant to the Indenture dated as of July 26, 2006, as supplemented, by and between the Issuer and the Guarantee Trustee and (ii) the 5.50% Senior Notes due 2020 issued pursuant to the Indenture dated as of November 15, 2010,  as supplemented, by and between the Issuer and the Guarantee Trustee and its other direct, unsecured and unsubordinated indebtedness and senior to the Guarantor’s subordinated indebtedness and common shares and other equity interests.

ARTICLE VII

TERMINATION

SECTION 7.1  Termination

Subject to reinstatement as provided in Section 5.5 hereof, this Guarantee Agreement shall terminate and be of no further force and effect upon payment in full of all amounts (without duplication of amounts theretofore paid by the Issuer) owed under the Senior Notes.

ARTICLE VIII

MISCELLANEOUS

SECTION 8.1  Successors and Assigns

All covenants and agreements in this Guarantee by the Guarantor shall bind its successors and assigns, whether so expressed or not.  Except in connection with a consolidation, merger, amalgamation or sale involving the Guarantor that is permitted under Article 8 of the Indenture and pursuant to which the assignee agrees in writing to perform the Guarantor’s obligations hereunder, the Guarantor shall not assign its obligations hereunder.

SECTION 8.2  Amendments

(a)  Without the consent of any Holders, the Guarantor (when authorized by or pursuant to a Guarantor Board Resolution) and the Guarantee Trustee, at any time and from time to time, may enter into one or more agreements supplemental hereto, for any of the following purposes:

(1)  to evidence the succession of another Person to the Guarantor, and the assumption by any such successor of the covenants of the Guarantor contained; or

(2)  to add to the covenants of the Guarantor for the benefit of the Holders of the Senior Notes or to surrender any right or power herein conferred upon the Guarantor; or

(3)  to evidence and provide for the acceptance of appointment hereunder by a successor Guarantee Trustee with respect to the Senior Notes and to add to or change any of the provisions of this Guarantee as shall be necessary to provide for or facilitate the administration of the trusts hereunder by more than one Guarantee Trustee; or

(4)  to cure any ambiguity or to correct or supplement any provision herein which may be defective or inconsistent with any other provision herein, or to make any other provisions with respect to matters or questions arising under this Guarantee which shall not adversely affect the interests of the Holders of Senior Notes in any material respect; or

(5)  to add any additional Events of Default with respect to the Senior Notes; or

(6)  to amend or supplement any provision contained herein or in any supplemental agreement, provided that no such amendment or supplement shall materially adversely affect the interests of the Holders of the Senior Notes; or

(7)  to add any additional guarantees with respect of the Senior Notes; or

(8)  to add any co-obligors with respect to the Senior Notes.

(b)  With the consent of the Holders of not less than a majority in principal amount of the Senior Notes, by Act of said Holders delivered to the Guarantor and the Guarantee Trustee, the Guarantor (when authorized by or pursuant to a Guarantor Board Resolution) and the Guarantee Trustee may enter into an agreement or agreements supplemental hereto for the purpose of adding any provisions to or changing in any manner or eliminating any of the provisions of this Guarantee or of modifying in any manner the rights of the Holders of the Senior Notes; provided, however, that no such agreement, without the consent of the Holder of each Outstanding Senior Notes affected thereby, shall modify any of the provisions of this Section, Section 5.1 or Section

6.1, except to provide that certain other provisions of this Guarantee cannot be modified or waived without the consent of the Holder of each Outstanding Senior Notes affected thereby.

(c)  It shall not be necessary for any Act of Holders of Senior Notes under this Section to approve the particular form of any proposed supplemental agreement, but it shall be sufficient if such Act shall approve the substance thereof.

SECTION 8.3  Notices

Any request, demand, authorization, direction, notice, consent, waiver or other Act of Holders or other document provided or permitted by this Guarantee to be made upon, given or furnished to, or filed with,

(1)  the Guarantee Trustee by any Holder or the Guarantor shall be sufficient for every purpose hereunder if made, given, furnished or filed in writing by courier, facsimile or electronic mail, to or with the Guarantee Trustee at its Corporate Trust Office, with a copy to The Bank of New York Mellon, 101 Barclay Street, Floor 7 East, New York, New York 10286, Attention: Corporate Trust Administration, or

(2)  the Guarantor by the Guarantee Trustee or any Holder shall be sufficient for every purpose hereunder (unless otherwise herein expressly provided) if in writing and mailed, first-class postage prepaid, to the Guarantor addressed to the attention of its Treasurer, with a copy to the attention of its General Counsel, at the address of its principal office specified in the first paragraph of this instrument or at any other address previously furnished in writing to the Guarantee Trustee by the Guarantor

All such notices shall be deemed to have been given when received in person, telecopied with receipt confirmed, or mailed by courier, postage prepaid except that if a notice or other document is refused delivery or cannot be delivered because of a changed address of which no notice was given, such notice or other document shall be deemed to have been delivered on the date of such refusal or inability to deliver.

SECTION 8.4  Benefit

This Guarantee is solely for the benefit of the Holders of the Senior Notes and is not separately transferable from the Senior Notes.

SECTION 8.5  Governing Law; Waiver of Jury Trial

This Guarantee shall be governed by and construed in accordance with the laws of the State of New York applicable to agreements made or instruments entered into and, in each case, performed in said state.

EACH OF THE GUARANTOR, THE HOLDERS AND THE GUARANTEE TRUSTEE HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS GUARANTEE OR THE TRANSACTIONS CONTEMPLATED HEREBY.

SECTION 8.6  Interpretation

In this Guarantee, unless the context otherwise requires:

(a)  capitalized terms used in this Guarantee Agreement, but not defined in the preamble hereto have the respective meanings assigned to them in Section 1.1 or in the Indenture, as the case may be;

(b)  a term defined anywhere in this Guarantee Agreement has the same meaning throughout;

(c)  all references to “this Guarantee”, “the Guarantee Agreement” or “this Guarantee Agreement” are to this Guarantee Agreement as modified, supplemented or amended from time to time;

(d)  all references in this Guarantee Agreement to Articles and Sections are to Articles and Sections of this Guarantee Agreement, unless otherwise specified;

(e)  a term defined in the Trust Indenture Act has the same meaning when used in this Guarantee Agreement, unless otherwise defined in this Guarantee Agreement or unless the context otherwise requires;

(f)  a reference to the singular includes the plural and vice versa; and

(g)  the masculine, feminine, or neuter genders used herein shall include the masculine, feminine and neuter genders.

SECTION 8.7  Submission to Jurisdiction

The Guarantor and the Holders agree that any judicial proceedings instituted in relation to any matter arising under this Guarantee may be brought in any United States Federal or New York State court sitting in the Borough of Manhattan, The City of New York, New York to the extent that such court has subject matter jurisdiction over the controversy, and, by execution and delivery of this Guarantee, the Guarantor and the Holders hereby irrevocably accept, generally and unconditionally, the jurisdiction of the aforesaid courts, acknowledges their competence and irrevocably agrees to be bound by any judgment rendered in such proceeding. The Guarantor also irrevocably and unconditionally waives for the benefit of the Guarantee Trustee and the Holders of the Senior Notes any immunity from jurisdiction and any immunity from legal process (whether through service or notice, attachment prior to judgment, attachment in the aid of execution, execution or otherwise) in respect of this Guarantee. The Guarantor hereby irrevocably designates and appoints for the benefit of the Guarantee Trustee and the Holders of the Senior Notes for the term of this Guarantee CT Corporation System, 111 Eighth Avenue, 13th Floor, New York, New York 10011, as its agent to receive on its behalf service of all process (with a copy of all such service of process to be delivered to Wesley D. Dupont, General Counsel, Allied World Assurance Company Holdings, AG, Lindenstrasse 8, 6340 Baar, Zug, Switzerland) brought against it with respect to any such proceeding in any such court in The City of New York, such service being hereby acknowledged by the Guarantor to be effective and binding service on it in every respect whether or not the Guarantor shall then be doing or shall have at any time done business in New York. Such appointment shall be irrevocable so long as any of the Senior Notes or the obligations of the Guarantor hereunder remain outstanding or until the appointment of a successor by the Guarantor and such successor’s acceptance of such appointment. Upon such acceptance, the Guarantor shall notify the Guarantee Trustee in writing of the name and address of such successor. The Guarantor further agrees for the benefit of the Guarantee Trustee and the Holders of the Senior Notes to take any and all action, including the execution and filing of any and all such documents and instruments, as may be necessary to continue such designation and appointment of said CT Corporation System in full force and effect so long as any of the Senior Notes or the obligations of the Guarantor hereunder shall be outstanding. The Guarantee Trustee shall not be obligated and shall have no responsibility with respect to any failure by the Guarantor to take any such action. Nothing herein shall affect the right to serve process in any other manner permitted by any law or limit the right of the Guarantee Trustee or any Holder to institute proceedings against the Guarantor in the courts of any other jurisdiction or jurisdictions.

SECTION 8.8  Judgment Currency

The Guarantor agrees, to the fullest extent that it may effectively do so under applicable law, that (a) if for the purpose of obtaining judgment in any court it is necessary to convert the sum due in respect of the principal of, or premium or interest, if any, or Additional Amounts on the Senior Notes (the “Required Currency”) into a currency in which a judgment will be rendered (the “Judgment Currency”), the rate of exchange used shall be the rate at which in accordance with normal banking procedures the Guarantee Trustee could purchase in The City of New York the requisite amount of the Required Currency with the Judgment Currency on the New York Banking Day preceding the day on which a final unappealable judgment is given and (b) its obligations under this Guarantee to make payments in the Required Currency (i) shall not be discharged or satisfied by any tender, or any recovery pursuant to any judgment (whether or not entered in accordance with clause (a)), in any currency other than the Required Currency, except to the extent that such tender or recovery shall result in the actual receipt, by the payee, of the full amount of the Required Currency expressed to be payable in respect of such payments, (ii) shall be enforceable as an alternative or additional cause of action for the purpose of recovering in the Required Currency the amount, if any, by which such actual receipt shall fall short of the full amount of the Required Currency so expressed to be payable and (iii) shall not be affected by judgment being obtained for any other sum due under this Indenture. For purposes of the foregoing, “New York Banking Day” means any day except a Saturday, Sunday or a legal holiday in The City of New York or a day on which banking institutions in The City of New York are authorized or obligated by law, regulation or executive order to be closed.

SECTION 8.9  Counterparts

This Guarantee may be executed in several counterparts, each of which shall be an original and all of which shall constitute but one and the same instrument. The exchange of copies of this Guarantee and of signature pages by facsimile or PDF transmission shall constitute effective execution and delivery of this Guarantee as to the parties hereto and may be used in lieu of the original Guarantee and signature pages for all purposes.

SECTION 8.10  Guarantee Trustee’s Disclaimer

The Guarantee Trustee shall be afforded all of the rights, powers, immunities and indemnities afforded to the Trustee as set forth in the Indenture as if such rights, powers, immunities and indemnities were specifically set forth herein, mutatis mandatis.

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THIS GUARANTEE AGREEMENT is executed as of the day and year first above written.

ALLIED WORLD ASSURANCE COMPANY HOLDINGS, AG,
as Guarantor

By:	/s/ Thomas A. Bradley
	Name:	Thomas A. Bradley
	Title:	Executive Vice President &
Chief Financial Officer

[Signature Page to Senior Debt Securities Guarantee - Swiss]

THE BANK OF NEW YORK MELLON,
not in its individual capacity but solely as Guarantee Trustee

By:	/s/ Francine Kincaid
Name: Francine Kincaid
Title: Vice President

[Signature Page to Senior Debt Securities Guarantee - Swiss]